Exhibit 99.1

MEDIA:	INVESTORS:
Diane Zappas	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS RECORD FULL YEAR 2017 NET INCOME OF $5.4 BILLION,
$10.36 DILUTED EPS

Fourth quarter net income was $2.1 billion, $4.18 diluted EPS

Revenue grew, expenses well managed, tax legislation benefit

PITTSBURGH, Jan. 12, 2018 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the year		For the quarter
	2017	2016	4Q17	3Q17	4Q16
Net income $ millions	$5,388	$3,985	$2,091	$1,126	$1,047
Diluted earnings per common share	$10.36	$7.30	$4.18	$2.16	$1.97

“By just about any measure, 2017 was a successful year for PNC,” said PNC Chairman, President and Chief Executive Officer William S. Demchak. “We grew loans and deposits and added customers across our businesses, continued to focus on expense management, and generated record fee income for the year, as well as in the fourth quarter. The year ended with a benefit from the new tax legislation, giving us increased flexibility as we continue to invest in our businesses, communities and our employees, which helps drive our Main Street banking model. We executed on our strategic priorities throughout the year, including our technology initiatives and the expansion of our middle market franchise into new markets. As we enter the new year, we believe we are firmly positioned to create long-term value for our shareholders.”

PNC's fourth quarter and full year 2017 reported net income and earnings per share benefited from the new federal tax legislation net of significant items, as summarized in the following table.

Summary Impact of Tax Legislation and Significant Items
In millions, except per share data		Diluted Earnings Per Common Share
	Impact on Net Income	EPS Impact of Tax Legislation & Significant Items	Reported EPS (GAAP)	EPS Excluding Impact of Tax Legislation & Significant Items (non-GAAP)
Tax legislation	$1,129	$2.35
Significant items, net	(218)	$(0.46)
4Q17 impact	$911	$1.89	$4.18	$2.29
2017 full year impact	$911	$1.86	$10.36	$8.50

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 2

The benefit from tax legislation on fourth quarter 2017 net income was primarily attributable to revaluation of deferred tax liabilities at the lower statutory tax rate. The net charge for significant items included the previously announced contribution to the PNC Foundation and employee cash payments and pension account credits, Visa Class B derivative fair value adjustments primarily related to extension of anticipated timing of litigation resolution, and charges for real estate dispositions and exits including datacenters. These items were partially offset by the flow through benefit of tax legislation from PNC's equity investment in BlackRock. Details of the impact of tax legislation and significant items by income statement line item are provided in the following table.

Income Statement Impact of Tax Legislation and Significant Items
In millions	4Q17
Net Interest Income
Tax legislation - impact on leveraged leases	$(26)

Noninterest Income
Significant items
Flow through impact of tax legislation from equity investment in BlackRock	254
Visa Class B derivative fair value adjustments	(248)
Appreciation of BlackRock stock contributed to PNC Foundation	119
Residential mortgage servicing rights fair value assumption updates	(71)
Noninterest income increase	54

Noninterest Expense
Significant items
Contribution to PNC Foundation	200
Real estate disposition and exit charges	197
Employee cash payments and pension credits	105
Noninterest expense increase	502

Income Taxes
Tax legislation - primarily revaluation of deferred tax liabilities (a)	1,155
Tax effect of significant items	230
Income tax benefit	1,385

Impact on 4Q17 and full year 2017 net income	$911

(a) Certain tax legislation amounts are considered reasonable estimates as of December 31, 2017. As a result, the amounts could be adjusted during the measurement period, which will end in December 2018.

Income Statement Highlights
Fourth quarter 2017 compared with third quarter 2017

▪	Total revenue for the fourth quarter was $4.3 billion, an increase of $135 million, or 3 percent.

–
Net interest income of $2.3 billion was stable with the third quarter. Excluding the impact of tax legislation, net interest income increased $26 million, or 1 percent, due to higher loan balances and higher loan and securities yields partially offset by higher deposit and borrowing costs.

–	Net interest margin was 2.88 percent compared with 2.91 percent in the third quarter. The impact of tax legislation related to leveraged leases reduced the margin by 3 basis points.

–	Noninterest income of $1.9 billion increased $135 million, or 8 percent, driven by strong fee income and a net benefit from significant items.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 3

▪
Noninterest expense of $3.1 billion increased $605 million, or 25 percent. Excluding the impact of significant items, noninterest expense increased $103 million, or 4 percent, reflecting higher compensation and benefits costs including variable compensation associated with increased business activity.

▪
Provision for credit losses was $125 million, a decline of $5 million, as a higher provision for the consumer loan portfolio was more than offset by a lower provision for the commercial lending portfolio.

Balance Sheet Highlights

▪	Average loans grew $1.9 billion, or 1 percent, to $221.1 billion in the fourth quarter compared with the third quarter.

–	Average commercial lending balances increased $1.6 billion reflecting growth across PNC's business credit, real estate, corporate banking and equipment finance businesses.

–	Average consumer lending balances increased $.3 billion as growth in residential mortgage, auto and credit card loans was partially offset by lower home equity and education loans.

▪	Overall credit quality remained stable.

–	Nonperforming assets of $2.0 billion at December 31, 2017 decreased $32 million, or 2 percent, compared with September 30, 2017.

–	Net charge-offs increased to $123 million for the fourth quarter compared with $106 million for the third quarter.

▪	Average deposits increased $2.1 billion, or 1 percent, to $261.5 billion in the fourth quarter compared with the third quarter due to seasonal growth in commercial deposits.

▪
Average investment securities decreased $.2 billion to $74.2 billion in the fourth quarter compared with the third quarter. Investment securities increased $1.1 billion to $76.1 billion at December 31, 2017 compared with September 30, 2017.

▪	PNC returned $.9 billion of capital to shareholders in the fourth quarter through repurchases of 3.7 million common shares for $.5 billion and dividends on common shares of $.4 billion.

–	For the full year 2017, PNC returned $3.6 billion of capital to shareholders through repurchases of 18.6 million common shares for $2.3 billion and dividends on common shares of $1.3 billion.

▪	PNC maintained strong capital and liquidity positions.

–
Transitional Basel III common equity Tier 1 capital ratio was an estimated 10.4 percent at December 31, 2017 and 10.3 percent at September 30, 2017, calculated using the regulatory capital methodologies applicable to PNC during 2017.

–
Pro forma fully phased-in Basel III common equity Tier 1 capital ratio, a non-GAAP financial measure, was an estimated 9.8 percent at both December 31, 2017 and September 30, 2017, based on the standardized approach rules.

–	The Liquidity Coverage Ratio at December 31, 2017 for both PNC and PNC Bank, N.A. continued to exceed the fully phased-in requirement of 100 percent.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 4

Earnings Summary
In millions, except per share data		4Q17	3Q17	4Q16
Net income		$2,091	$1,126	$1,047
Net income attributable to diluted common shares		$2,007	$1,042	$973
Diluted earnings per common share		$4.18	$2.16	$1.97
Average diluted common shares outstanding		480	483	494
Return on average assets		2.20%	1.20%	1.13%
Return on average common equity		18.90%	9.89%	9.31%
Book value per common share	Quarter end	$91.94	$89.05	$85.94
Tangible book value per common share (non-GAAP)	Quarter end	$72.28	$69.72	$67.26
Cash dividends declared per common share		$.75	$.75	$.55

This news release includes financial metrics that have been adjusted for the impact of new tax legislation and significant items. Such adjusted metrics are considered non-GAAP financial information. These metrics may be useful to management, investors and analysts because the company believes they better reflect the ongoing financial results and trends of its businesses and increase comparability of period-to-period results. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release including the financial tables is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				4Q17 vs	4Q17 vs
In millions	4Q17	3Q17	4Q16	3Q17	4Q16
Net interest income	$2,345	$2,345	$2,130	—	10%
Noninterest income	1,915	1,780	1,744	8%	10%
Total revenue	$4,260	$4,125	$3,874	3%	10%

Total revenue for the fourth quarter of 2017 increased $135 million compared with the third quarter driven by higher noninterest income, and increased $386 million compared with the fourth quarter of 2016 due to increases in both net interest income and noninterest income.
Net interest income was stable with the third quarter. Excluding the impact of tax legislation related to leveraged leases, net interest income increased $26 million, or 1 percent, as a result of higher loan balances and higher loan and securities yields partially offset by higher deposit and borrowing costs. In the comparison with fourth quarter 2016, the increase in net interest income was due to higher loan and securities yields and higher loan balances offset in part by higher borrowing and deposit costs.
The net interest margin declined to 2.88 percent for the fourth quarter of 2017 compared with 2.91 percent for the third quarter. The impact of tax legislation related to leveraged leases reduced the fourth quarter net interest margin by 3 basis points and lowered the average yield on loans by 5 basis

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 5

points. The third quarter comparison also reflected higher deposit and borrowing costs partially offset by higher securities yields in the fourth quarter of 2017. The margin increased compared with 2.69 percent for the fourth quarter of 2016 due to higher loan and securities yields partially offset by higher deposit and borrowing costs.

Noninterest Income				Change	Change
				4Q17 vs	4Q17 vs
In millions	4Q17	3Q17	4Q16	3Q17	4Q16
Asset management	$720	$421	$399	71%	80%
Consumer services	366	357	349	3%	5%
Corporate services	423	371	387	14%	9%
Residential mortgage	29	104	142	(72)%	(80)%
Service charges on deposits	183	181	172	1%	6%
Other	194	346	295	(44)%	(34)%
	$1,915	$1,780	$1,744	8%	10%

Noninterest income for the fourth quarter of 2017 increased $135 million compared with the third quarter and $171 million compared with the fourth quarter of 2016.
Asset management revenue increased $299 million over the third quarter and $321 million compared with fourth quarter 2016 reflecting a $254 million fourth quarter flow through impact of tax legislation from PNC’s equity investment in BlackRock as well as higher equity markets.
Consumer service fees and service charges on deposits grew in both comparisons as a result of increased customer activity, including debit card, credit card and brokerage fees.
Strong growth in corporate service fees of $52 million compared with the third quarter and $36 million compared with fourth quarter 2016 was primarily attributable to higher merger and acquisition advisory fees and loan syndication fees and growth in treasury management product revenue.
Residential mortgage revenue declined $75 million compared with the third quarter and $113 million compared with fourth quarter 2016 due to a $71 million negative adjustment for residential mortgage servicing rights fair value assumption updates as well as lower loan sales revenue.
Other noninterest income decreased $152 million compared with the third quarter and $101 million compared with fourth quarter 2016. Fourth quarter 2017 other noninterest income included $248 million of negative derivative fair value adjustments related to swap agreements with purchasers of Visa Class B common shares. These fair value adjustments were primarily related to extension of anticipated timing of litigation resolution. Other noninterest income for the fourth quarter also included a benefit of $119 million for appreciation in value of BlackRock stock contributed to the PNC Foundation.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 6

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				4Q17 vs	4Q17 vs
In millions	4Q17	3Q17	4Q16	3Q17	4Q16
Personnel	$1,438	$1,274	$1,231	13%	17%
Occupancy	240	204	210	18%	14%
Equipment	274	259	254	6%	8%
Marketing	60	62	60	(3)%	—
Other	1,049	657	686	60%	53%
	$3,061	$2,456	$2,441	25%	25%

Noninterest expense for the fourth quarter of 2017 increased $605 million compared with the third quarter. Noninterest expense increased $103 million, or 4 percent, excluding the impact of significant items totaling $502 million, which consisted of a $200 million contribution to the PNC Foundation, $197 million of charges for real estate dispositions and exits including datacenters, and $105 million of personnel expense for employee cash payments and pension account credits.
The increase in personnel expense compared with the third quarter was also attributable to higher compensation and benefits costs including variable compensation associated with increased business activity. Occupancy expense increased $36 million compared with the third quarter primarily due to $29 million of the real estate disposition and exit charges. Other noninterest expense increased $392 million over the third quarter reflecting the contribution to the PNC Foundation and $168 million of the real estate disposition and exit charges.
Noninterest expense for the fourth quarter of 2017 increased $620 million compared with the fourth quarter of 2016 due to the impact of fourth quarter 2017 significant items as well as ongoing business and technology investments.
An income tax benefit was recognized in the fourth quarter of 2017 as a result of the new tax legislation and was primarily attributable to revaluation of deferred tax liabilities at the lower statutory tax rate of 21 percent. The effective tax rate was 26.8 percent for the third quarter of 2017 and 23.4 percent for the fourth quarter of 2016.
CONSOLIDATED BALANCE SHEET REVIEW
Total assets were $380.8 billion at December 31, 2017 compared with $375.2 billion at September 30, 2017 and $366.4 billion at December 31, 2016. Assets grew 1 percent compared with September 30, 2017 primarily due to higher deposits held with the Federal Reserve Bank and higher investment securities. Assets grew 4 percent over December 31, 2016 driven by growth in loans and higher Federal Reserve Bank deposits.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 7

Loans				Change	Change
				12/31/17 vs	12/31/17 vs
In billions	12/31/2017	9/30/2017	12/31/2016	9/30/17	12/31/16
Commercial lending	$147.4	$148.5	$137.9	(1)%	7%
Consumer lending	73.1	72.6	72.9	1%	—
Total loans	$220.5	$221.1	$210.8	—	5%
For the quarter ended:
Average loans	$221.1	$219.2	$210.9	1%	5%

Average loans for the fourth quarter of 2017 increased $1.9 billion over the third quarter due to growth in commercial lending balances of $1.6 billion and consumer lending balances of $.3 billion. Total loans at December 31, 2017 declined $.6 billion compared with September 30, 2017 reflecting lower commercial lending balances of $1.1 billion and higher consumer lending balances of $.5 billion. Growth in average commercial lending balances was across PNC's business credit, real estate, corporate banking and equipment finance businesses, while the decline in balances at December 31, 2017 was related to multifamily agency warehouse lending. Consumer lending growth in residential mortgage, auto and credit card loans was partially offset by lower home equity and education loans in both comparisons.
Fourth quarter 2017 average and period end loans increased $10.2 billion and $9.7 billion, respectively, compared with fourth quarter 2016 driven by higher commercial lending balances as well as an increase in consumer lending balances, primarily residential real estate loans.

Investment Securities				Change	Change
				12/31/17 vs	12/31/17 vs
In billions	12/31/2017	9/30/2017	12/31/2016	9/30/17	12/31/16
At quarter end	$76.1	$75.0	$75.9	1%	—
Average for the quarter ended	$74.2	$74.4	$76.0	—	(2)%

Investment securities balances at December 31, 2017 increased $1.1 billion compared with September 30, 2017 as net purchases exceeded portfolio runoff. Average balances for the fourth quarter declined $.2 billion compared with the third quarter due to portfolio runoff and timing of reinvestments. Fourth quarter 2017 period end investment securities increased $.2 billion compared with December 31, 2016, while average investment securities decreased $1.8 billion compared with fourth quarter 2016 reflecting portfolio runoff and lower reinvestments. Net unrealized gains on available for sale securities were $.4 billion at December 31, 2017, $.7 billion at September 30, 2017 and $.2 billion at December 31, 2016.
Balances held with the Federal Reserve Bank increased to $28.3 billion at December 31, 2017 compared with $24.3 billion at September 30, 2017 and $25.1 billion at December 31, 2016 driven by increased liquidity from higher deposits and borrowings.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 8

Deposits				Change	Change
				12/31/17 vs	12/31/17 vs
In billions	12/31/2017	9/30/2017	12/31/2016	9/30/17	12/31/16
At quarter end	$265.1	$260.8	$257.2	2%	3%
Average for the quarter ended	$261.5	$259.4	$257.1	1%	2%

Average deposits for the fourth quarter of 2017 increased $2.1 billion compared with the third quarter due to seasonal growth in commercial deposits. Total deposits at December 31, 2017 increased $4.3 billion compared with September 30, 2017 reflecting higher commercial and consumer deposit balances. Fourth quarter 2017 average and period end deposits increased $4.4 billion and $7.9 billion, respectively, compared with fourth quarter 2016 driven by overall deposit and customer growth.

Borrowed Funds				Change	Change
				12/31/17 vs	12/31/17 vs
In billions	12/31/2017	9/30/2017	12/31/2016	9/30/17	12/31/16
At quarter end	$59.1	$57.6	$52.7	3%	12%
Average for the quarter ended	$58.0	$57.0	$51.5	2%	13%

Average borrowed funds for the fourth quarter increased $1.0 billion compared with the third quarter and borrowed funds at December 31, 2017 increased $1.5 billion compared with September 30, 2017 primarily due to higher bank notes and senior debt. Fourth quarter 2017 average and period end borrowed funds increased $6.5 billion and $6.4 billion, respectively, compared with the fourth quarter of 2016 as a result of increases in bank notes and senior debt and Federal Home Loan Bank borrowings partially offset by lower subordinated debt.

Capital
	12/31/2017	*	9/30/2017	12/31/2016
Common shareholders' equity In billions	$43.5		$42.4	$41.7
Transitional Basel III common equity Tier 1 capital ratio	10.4%		10.3%	10.6%
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio (non-GAAP)	9.8%		9.8%	10.0%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at December 31, 2017 increased $1.1 billion compared with September 30, 2017 due to higher fourth quarter net income partially offset by dividends and share repurchases. The transitional Basel III common equity Tier 1 capital ratios were calculated using the regulatory capital methodologies, including related phase-ins, applicable to PNC during 2017 and 2016 using the standardized approach. The pro forma ratios were also calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 9

PNC returned $.9 billion of capital to shareholders in the fourth quarter of 2017 through repurchases of 3.7 million common shares for $.5 billion and dividends on common shares of $.4 billion. For the full year 2017, PNC returned $3.6 billion of capital to shareholders. Repurchases totaled 18.6 million common shares for $2.3 billion and dividends on common shares were $1.3 billion. Of the full year repurchases, 7.9 million common shares for $1.1 billion took place under current share repurchase programs of up to $2.7 billion for the four-quarter period beginning in the third quarter of 2017. These programs include repurchases of up to $.3 billion related to stock issuances under employee benefit plans.
On January 4, 2018, the PNC board of directors declared a quarterly cash dividend on common stock of 75 cents per share effective with the February 5, 2018 dividend payment date.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			12/31/17 vs	12/31/17 vs
In millions	12/31/2017	9/30/2017	12/31/2016	9/30/17	12/31/16
Nonperforming loans	$1,865	$1,873	$2,144	—	(13)%
Nonperforming assets	$2,035	$2,067	$2,374	(2)%	(14)%
Accruing loans past due 90 days or more	$737	$678	$782	9%	(6)%
Net charge-offs	$123	$106	$106	16%	16%
Provision for credit losses	$125	$130	$67	(4)%	87%
Allowance for loan and lease losses	$2,611	$2,605	$2,589	—	1%

Overall credit quality for the fourth quarter of 2017 remained stable with the third quarter. Provision for credit losses for fourth quarter 2017 decreased $5 million compared with the third quarter. The provision for the consumer lending portfolio increased due to loan growth, higher delinquencies in auto and credit card in part due to seasonality and the residual impact of hurricanes, and the impact of a home equity loan reserve release in the third quarter. This increase was more than offset by a lower provision for the commercial lending portfolio reflecting stable credit quality and reversal of hurricane reserves.
Nonperforming assets at December 31, 2017 decreased $32 million compared with September 30, 2017 due to lower other real estate owned and foreclosed and other assets as well as lower nonperforming residential real estate loans. These declines were partially offset by higher nonperforming commercial loans primarily in the retail/wholesale trade category largely attributable to a single borrower. In the comparison with December 31, 2016, nonperforming assets decreased $339 million as both consumer and commercial nonperforming loans declined. Nonperforming assets to total assets were .53 percent at December 31, 2017 compared with .55 percent at September 30, 2017 and .65 percent at December 31, 2016.
Overall delinquencies as of December 31, 2017 increased $101 million, or 7 percent, compared with September 30, 2017 reflecting increases in residential mortgage, auto and credit card, in part due to seasonality and the residual impact of hurricanes. Accruing loans past due 90 days or more

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 10

increased $59 million driven by government insured residential mortgage, accruing loans 30 to 59 days increased $59 million and accruing loans past due 60 to 89 days decreased $17 million.
Net charge-offs for the fourth quarter of 2017 increased $17 million in both comparisons due to charge-offs of certain commercial purchased impaired loans that were previously fully reserved. Net charge-offs for the fourth quarter of 2017 were .22 percent of average loans on an annualized basis compared with .19 percent for the third quarter and .20 percent for the fourth quarter of 2016.
The allowance for loan and lease losses to total loans was 1.18 percent at both December 31, 2017 and September 30, 2017 and 1.23 percent at December 31, 2016. The allowance to nonperforming loans was 140 percent at December 31, 2017, 139 percent at September 30, 2017 and 121 percent at December 31, 2016.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	4Q17	3Q17	4Q16
Retail Banking	$(145)	$232	$228
Corporate & Institutional Banking	937	525	545
Asset Management Group	56	47	55
Other, including BlackRock	1,243	322	219
Net income	$2,091	$1,126	$1,047
See accompanying notes in Consolidated Financial Highlights

Effective for the first quarter of 2017, as a result of changes to how PNC manages its businesses, it realigned its segments and, accordingly, has changed the basis of presentation of its segments, resulting in four reportable business segments: Retail Banking, Corporate & Institutional Banking, Asset Management Group and BlackRock. For purposes of this news release, BlackRock has been combined with Other. In addition, PNC made certain adjustments to its internal funds transfer pricing methodology primarily relating to weighted average lives of certain non-maturity deposits. These changes in methodology affected business segment results, primarily adversely impacting net interest income for Corporate & Institutional Banking and Retail Banking, offset by increased net interest income in Other. All 2016 periods presented were revised to conform to the new segment alignment and to reflect the change in internal funds transfer pricing methodology.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 11

Retail Banking				Change	Change
				4Q17 vs	4Q17 vs
In millions	4Q17	3Q17	4Q16	3Q17	4Q16
Net interest income	$1,190	$1,176	$1,120	$14	$70
Noninterest income	$345	$643	$655	$(298)	$(310)
Provision for credit losses	$149	$77	$87	$72	$62
Noninterest expense	$1,391	$1,375	$1,328	$16	$63
Earnings (loss)	$(145)	$232	$228	$(377)	$(373)

In billions
Average loans	$73.0	$72.5	$72.0	$.5	$1.0
Average deposits	$159.3	$159.5	$155.9	$(.2)	$3.4
Residential mortgage servicing portfolio Quarter end	$127	$129	$125	$(2)	$2
Loan origination volume	$2.4	$2.5	$3.0	$(.1)	$(.6)

Retail Banking earnings for the fourth quarter of 2017 decreased in both comparisons. The fourth quarter 2017 loss included income tax expense of $139 million as a result of the new tax legislation. Fourth quarter 2017 noninterest income included $248 million of negative derivative fair value adjustments related to Visa Class B common shares and $71 million negative impact from residential mortgage servicing rights fair value assumption updates. Additionally, in both comparisons noninterest income reflected lower residential mortgage loan sales revenue partially offset by higher consumer service fees, including debit card, credit card and brokerage fees, and higher service charges on deposits. Provision for credit losses increased over both prior periods reflecting loan growth, higher delinquencies in auto and credit card in part due to seasonality and the residual impact of hurricanes, and the impact of a home equity loan reserve release in the third quarter. Noninterest expense increased in both comparisons as a result of higher personnel and compliance expense, real estate disposition and exit charges, and investments in technology, partially offset by release of legal reserves.

▪	Average loans increased 1 percent in both comparisons as growth in residential mortgage, auto and credit card loans was partially offset by lower home equity, commercial, and education loans.

▪
Average deposits grew 2 percent over the fourth quarter of 2016 due to higher demand deposits as well as an increase in savings deposits which was partially offset by lower money market deposits reflecting a shift to relationship-based savings products.

▪
Approximately 50 percent of fourth quarter 2017 residential mortgage loan origination volume was for home purchase transactions compared with 57 percent for the third quarter and 33 percent in the fourth quarter of 2016.

▪	Residential mortgage loan servicing acquisitions were $1 billion for the fourth quarter of 2017 compared with $2 billion for the third quarter and $3 billion in the fourth quarter of 2016.

▪	Net charge-offs were $99 million for the fourth quarter of 2017 compared with $85 million in the third quarter and $90 million for the fourth quarter of 2016.

▪
Retail Banking continued to focus on the strategic priority of transforming the customer experience through transaction migration, branch network and home lending transformations and multi-channel engagement and service strategies.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 12

–
Approximately 63 percent of consumer customers used non-teller channels for the majority of their transactions during the fourth quarter compared with 62 percent in the third quarter and 60 percent for the fourth quarter of 2016.

–	Deposit transactions via ATM and mobile channels were 54 percent of total deposit transactions in the fourth and third quarters of 2017 compared with 51 percent in the fourth quarter of 2016.

–	PNC had a network of 2,459 branches and 9,051 ATMs at December 31, 2017.

Corporate & Institutional Banking				Change	Change
				4Q17 vs	4Q17 vs
In millions	4Q17	3Q17	4Q16	3Q17	4Q16
Net interest income	$898	$924	$864	$(26)	$34
Noninterest income	$604	$555	$529	$49	$75
Provision for credit losses	$(14)	$62	$(3)	$(76)	$(11)
Noninterest expense	$643	$599	$567	$44	$76
Earnings	$937	$525	$545	$412	$392

In billions
Average loans	$135.8	$134.3	$125.7	$1.5	$10.1
Average deposits	$89.4	$87.5	$88.5	$1.9	$.9

Corporate & Institutional Banking earnings for the fourth quarter of 2017 increased compared with both the third quarter of 2017 and the fourth quarter of 2016. Fourth quarter 2017 earnings included a benefit of $373 million in income taxes and a negative impact of $26 million related to leveraged leases in net interest income as a result of the new tax legislation. Noninterest income increased compared with the third quarter primarily due to higher capital markets fees, including merger and acquisition advisory fees, and higher net gains on commercial mortgage loans held for sale partially offset by lower gains on asset sales. In the fourth quarter 2016 comparison, noninterest income increased largely due to higher capital markets fees, including merger and acquisition advisory fees, higher operating lease income related to a business acquired in the second quarter of 2017 and growth in treasury management product revenue. Provision for credit losses was a benefit in the fourth quarter of 2017 reflecting stable credit quality and reversal of hurricane reserves. Noninterest expense increased in both comparisons primarily due to variable costs associated with increased business activity and investments in technology and infrastructure, as well as expenses associated with the acquired business in the comparison with fourth quarter 2016.

▪
Average loans increased 1 percent over the third quarter and 8 percent over the fourth quarter of 2016 driven by broad-based growth across lending segments. The prior year comparison was also impacted by acquired loans in the second quarter of 2017.

▪
Average deposits increased 2 percent over the third quarter reflecting seasonal growth. Compared with the fourth quarter of 2016, deposits increased 1 percent primarily driven by growth in interest-bearing demand deposits partially offset by a decline in noninterest-bearing demand deposits.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 13

▪
Net charge-offs were $29 million in the fourth quarter of 2017 compared with $22 million in the third quarter and $17 million in the fourth quarter of 2016. Fourth quarter 2017 net charge-offs included charge-offs of $17 million for certain commercial purchased impaired loans that were fully reserved.

Asset Management Group				Change	Change
				4Q17 vs	4Q17 vs
In millions	4Q17	3Q17	4Q16	3Q17	4Q16
Net interest income	$71	$72	$73	$(1)	$(2)
Noninterest income	$226	$220	$215	$6	$11
Provision for credit losses (benefit)	$7	$3	$(6)	$4	$13
Noninterest expense	$217	$214	$207	$3	$10
Earnings	$56	$47	$55	$9	$1

In billions
Client assets under administration Quarter end	$282	$275	$257	$7	$25
Average loans	$7.1	$7.0	$7.1	$.1	—
Average deposits	$12.6	$12.2	$12.4	$.4	$.2

Asset Management Group earnings for the fourth quarter of 2017 increased in both comparisons. Fourth quarter 2017 earnings included an income tax benefit of $9 million as a result of the new tax legislation. Noninterest income increased compared with the third quarter and fourth quarter of 2016 primarily due to increases in the average equity markets. Provision for credit losses increased in both comparisons due to higher reserves on home equity loans. Noninterest expense increased over both prior periods and included increases in personnel and vendor-related expenses as well as continued investments in technology.

▪
Asset Management Group’s strategy is focused on growing investable assets by continually evolving the client experience and products and services. The business offers an open architecture platform with a full array of investment products and banking solutions.

▪	Client assets under administration at December 31, 2017 included discretionary client assets under management of $151 billion and nondiscretionary client assets under administration of $131 billion.

–	Discretionary client assets under management increased $5 billion compared with September 30, 2017 and $14 billion compared with December 31, 2016 primarily attributable to equity market increases.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 14

Other, including BlackRock
The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, discontinued consumer loan portfolios, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9102 and (303) 223-4371 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter and full year 2017 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21862750 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31	September 30	December 31	December 31	December 31
	2017	2017	2016	2017	2016
Revenue
Net interest income	$2,345	$2,345	$2,130	$9,108	$8,391
Noninterest income	1,915	1,780	1,744	7,221	6,771
Total revenue	4,260	4,125	3,874	16,329	15,162
Provision for credit losses	125	130	67	441	433
Noninterest expense	3,061	2,456	2,441	10,398	9,476
Income before income taxes (benefit) and noncontrolling interests	$1,074	$1,539	$1,366	$5,490	$5,253
Net income	$2,091	$1,126	$1,047	$5,388	$3,985
Less:
Net income attributable to noncontrolling interests	11	12	22	50	82
Preferred stock dividends (a)	55	63	42	236	209
Preferred stock discount accretion and redemptions	2	1	1	26	6
Net income attributable to common shareholders	$2,023	$1,050	$982	$5,076	$3,688
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	8	5	7	23	26
Impact of BlackRock earnings per share dilution	8	3	2	16	12
Net income attributable to diluted common shares	$2,007	$1,042	$973	$5,037	$3,650
Diluted earnings per common share	$4.18	$2.16	$1.97	$10.36	$7.30
Cash dividends declared per common share	$.75	$.75	$.55	$2.60	$2.12
Effective tax rate (b)	(94.7)%	26.8%	23.4%	1.9%	24.1%

(a)
Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)
The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax. The fourth quarter and full year 2017 results benefited from the new federal tax legislation. Certain tax legislation amounts are considered reasonable estimates as of December 31, 2017. As a result, the amounts could be adjusted during the measurement period, which will end in December 2018.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Year ended
	December 31	September 30	December 31	December 31	December 31
	2017	2017	2016	2017	2016
PERFORMANCE RATIOS
Net interest margin (a)	2.88%	2.91%	2.69%	2.87%	2.73%
Noninterest income to total revenue	45%	43%	45%	44%	45%
Efficiency (b)	72%	60%	63%	64%	62%
Return on:
Average common shareholders' equity (c)	18.90%	9.89%	9.31%	12.09%	8.85%
Average assets (c)	2.20%	1.20%	1.13%	1.45%	1.10%
BUSINESS SEGMENT NET INCOME (LOSS) (c) (d) (e)
In millions
Retail Banking	$(145)	$232	$228	$530	$1,023
Corporate & Institutional Banking	937	525	545	2,464	1,909
Asset Management Group	56	47	55	202	210
Other, including BlackRock (f)	1,243	322	219	2,192	843
Total net income	$2,091	$1,126	$1,047	$5,388	$3,985

(a)
Calculated as annualized taxable-equivalent net interest income divided by average earning assets. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2017, September 30, 2017 and December 31, 2016 were $54 million, $55 million and $50 million, respectively. The taxable-equivalent adjustments to net interest income for the year ended December 31, 2017 and December 31, 2016 were $215 million and $195 million, respectively.

(b)	Calculated as noninterest expense divided by total revenue.

(c)
The fourth quarter and full year 2017 results benefited from the new federal tax legislation. Our business segment results for these periods reflect the allocation of the impact of the new tax legislation to our business segments, including the revaluation of our deferred taxes. Certain tax legislation amounts are considered reasonable estimates as of December 31, 2017. As a result, the amounts could be adjusted during the measurement period, which will end in December 2018.

(d)
Effective for the first quarter of 2017, as a result of changes to how we manage our businesses, we realigned our segments and, accordingly, have changed the basis of presentation of our segments, resulting in four reportable business segments: Retail Banking, Corporate & Institutional Banking, Asset Management Group and BlackRock. For purposes of this presentation, we have combined BlackRock with Other. All 2016 prior periods presented were revised to conform to the new segment alignment.

(e)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. We periodically refine our internal methodologies as management reporting practices are enhanced. In the first quarter of 2017, we made certain adjustments to our internal funds transfer pricing methodology primarily relating to weighted average lives of certain non-maturity deposits. These changes in methodology affected business segment results, primarily adversely impacting net interest income for Corporate & Institutional Banking and Retail Banking, offset by increased net interest income in Other. All 2016 prior periods presented were revised to reflect our change in internal funds transfer pricing methodology.

(f)
Includes earnings and gains or losses related to PNC's equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	December 31	September 30	December 31
	2017	2017	2016
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$380,768	$375,191	$366,380
Loans (a)	$220,458	$221,109	$210,833
Allowance for loan and lease losses	$2,611	$2,605	$2,589
Interest-earning deposits with banks	$28,595	$24,713	$25,711
Investment securities	$76,131	$74,994	$75,947
Loans held for sale (a)	$2,655	$1,764	$2,504
Equity investments (b)	$11,392	$11,009	$10,728
Mortgage servicing rights	$1,832	$1,854	$1,758
Goodwill	$9,173	$9,163	$9,103
Other assets (a)	$27,894	$28,454	$27,506
Noninterest-bearing deposits	$79,864	$79,967	$80,230
Interest-bearing deposits	$185,189	$180,768	$176,934
Total deposits	$265,053	$260,735	$257,164
Borrowed funds (a)	$59,088	$57,564	$52,706
Shareholders’ equity	$47,513	$46,388	$45,699
Common shareholders’ equity	$43,530	$42,406	$41,723
Accumulated other comprehensive income	$(148)	$(22)	$(265)
Book value per common share	$91.94	$89.05	$85.94
Tangible book value per common share (Non-GAAP) (c)	$72.28	$69.72	$67.26
Period end common shares outstanding (millions)	473	476	485
Loans to deposits	83%	85%	82%
CLIENT ASSETS
Discretionary client assets under management	$151	$146	$137
Nondiscretionary client assets under administration	131	129	120
Total client assets under administration	282	275	257
Brokerage account client assets	49	48	44
Total client assets	$331	$323	$301
CAPITAL RATIOS
Transitional Basel III (d) (e)
Common equity Tier 1	10.4%	10.3%	10.6%
Tier 1 risk-based	11.6%	11.6%	12.0%
Total capital risk-based	13.7%	13.7%	14.3%
Leverage	9.9%	9.9%	10.1%
Pro forma Fully Phased-In Basel III (Non-GAAP) (d)
Common equity Tier 1	9.8%	9.8%	10.0%
Common shareholders' equity to assets	11.4%	11.3%	11.4%
ASSET QUALITY
Nonperforming loans to total loans	.85%	.85%	1.02%
Nonperforming assets to total loans, OREO, foreclosed and other assets	.92%	.93%	1.12%
Nonperforming assets to total assets	.53%	.55%	.65%
Net charge-offs to average loans (for the three months ended) (annualized)	.22%	.19%	.20%
Allowance for loan and lease losses to total loans	1.18%	1.18%	1.23%
Allowance for loan and lease losses to nonperforming loans	140%	139%	121%
Accruing loans past due 90 days or more (in millions)	$737	$678	$782

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our third quarter 2017 Form 10-Q included, and our 2017 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.

(b)	Amounts include our equity interest in BlackRock.

(c)	See the Tangible Book Value per Common Share table on page 19 for additional information.

(d)	The ratios as of December 31, 2017 are estimated and calculated based on the standardized approach. See Capital Ratios on page 18 for additional information.

(e)	Calculated using the regulatory capital methodology applicable to PNC during each period presented.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the phased-in periods included in the final U.S. Basel III regulatory capital rules (Basel III rules), as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2017 and 2016 are calculated using the standardized approach for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions are phased-in for 2017 and 2016, respectively). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for each year and, for the risk-based ratios, standardized approach risk-weighted assets, as Transitional Basel III ratios. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures, equity exposures and securitization exposures are generally subject to higher risk weights than other types of exposures.

We provide information below regarding PNC’s estimated December 31, 2017 and actual September 30, 2017 and December 31, 2016 Transitional Basel III common equity Tier 1 ratios and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. Under the Basel III rules applicable to PNC, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution's adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans.

Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios (Non-GAAP)

	2017 Transitional Basel III		2016 Transitional Basel III	Pro forma Fully Phased-In Basel III (Non-GAAP) (estimated)

	December 31	September 30	December 31	December 31	September 30	December 31
Dollars in millions	2017 (estimated)	2017	2016	2017	2017	2016
Common stock, related surplus and retained earnings, net of treasury stock	$43,676	$42,426	$41,987	$43,676	$42,426	$41,987
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,244)	(9,137)	(8,974)	(9,307)	(9,202)	(9,073)
Basel III total threshold deductions	(1,985)	(1,166)	(762)	(2,932)	(1,731)	(1,469)
Accumulated other comprehensive income (a)	(165)	(94)	(238)	(206)	(117)	(396)
All other adjustments	(140)	(161)	(214)	(144)	(163)	(221)
Basel III Common equity Tier 1 capital	$32,142	$31,868	$31,799	$31,087	$31,213	$30,828

Basel III standardized approach risk-weighted assets (b)	$309,301	$309,292	$300,533	$315,954	$317,393	$308,517
Basel III advanced approaches risk-weighted assets (c)	N/A	N/A	N/A	$284,890	$285,517	$277,896
Basel III Common equity Tier 1 capital ratio	10.4%	10.3%	10.6%	9.8%	9.8%	10.0%
Risk weight and associated rules utilized	Standardized (with 2017 transition adjustments)		Standardized (with 2016 transition adjustments)	Standardized

(a)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.

(b)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(c)
Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. We anticipate additional refinements through the parallel run qualification phase.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), as these ratios represent the regulatory capital standards that may ultimately be applicable to PNC under the final Basel III rules. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 19

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	December 31	September 30	December 31
Dollars in millions, except per share data	2017	2017	2016
Book value per common share	$91.94	$89.05	$85.94
Tangible book value per common share
Common shareholders' equity	$43,530	$42,406	$41,723
Goodwill and Other Intangible Assets	(9,498)	(9,503)	(9,376)
Deferred tax liabilities on Goodwill and Other Intangible Assets	191	301	304
Tangible common shareholders' equity	$34,223	$33,204	$32,651
Period-end common shares outstanding (in millions)	473	476	485
Tangible book value per common share (Non-GAAP)	$72.28	$69.72	$67.26

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 20

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to newly enacted tax legislation, changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our current view that U.S. economic growth will accelerate somewhat in 2018, thanks to stimulus from recently passed corporate and personal income tax cuts that will support business investment and consumer spending, respectively. Further gradual improvement in the labor market this year, including job gains and rising wages, is another positive for consumer spending. Other sources of growth for the U.S. economy in 2018 will be the global economic expansion and the housing market. Although inflation slowed in 2017, it should pick up as the labor market continues to tighten. Short-term interest rates and bond yields are expected to rise throughout 2018; PNC’s baseline forecast is for three increases in the federal funds rate in 2018, pushing the rate to a range of 2.00 to 2.25 percent by the end of the year. Longer-term rates are also expected to increase as the Federal Reserve slowly reduces the size of its balance sheet and the federal government borrows more, but at a slower pace than short-term rates, so we anticipate the yield curve will flatten but not invert.

▪
PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to review by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the international regulatory capital framework developed by the Basel Committee on Banking Supervision (Basel Committee)), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

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PNC Reports Record Full Year 2017 Net Income of $5.4 Billion, $10.36 Diluted EPS – Page 21

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes resulting from legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and initiatives of the Basel Committee.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

▪
We grow our business in part through acquisitions. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2016 Form 10-K and our 2017 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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